UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 5, 2010

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

Merger Agreement and Settlement Agreement

On November 5, 2010, CardioNet, Inc. (the “Company”) entered into a Merger Agreement (the “Merger Agreement”) with Biotel Inc. (“Biotel”) and Garden Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”).  Under the Merger Agreement, Merger Sub will be merged with and into Biotel (the “Merger”), with Biotel continuing after the Merger as the surviving corporation and a subsidiary of the Company.  In connection with this Merger Agreement, the Company and Biotel also entered into a Settlement Agreement (the “Settlement Agreement”) to terminate the prior merger agreement among the parties dated April 1, 2009, and to settle the outstanding litigation among them, which settlement will be effective conditioned upon, and as of the closing of the Merger.  At the effective time of the Merger, each issued and outstanding share of Biotel’s common stock (the “Common Stock”) will be converted into the right to receive $3.84 in cash, before adjustment for working capital, without interest (the “Merger Consideration”).  In addition, each holder of an option to purchase shares of Common Stock will be entitled to receive a per share cash payment equal to the amount by which the Merger Consideration exceeds the exercise price of such option, less any applicable withholding taxes.

Biotel and the Company have made customary representations and warranties and agreed to customary covenants in the Merger Agreement.  The completion of the Merger is subject to approval of the Merger Agreement by Biotel’s shareholders and other customary closing conditions.  The transaction is not subject to any financing condition.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, Biotel may be required to pay the Company a termination fee equal to $330,000 and to reimburse the Company for expenses up to $100,000.

Voting Agreements

In connection with the Merger Agreement, the Company has entered into voting agreements (the “Voting Agreements”), each dated as of November 5, 2010, with each of the directors and executive officers of Biotel (each a “Biotel Shareholder,” and collectively, the “Biotel Shareholders”) pursuant to which, among other things, each Biotel Shareholder has agreed to vote all shares of Common Stock beneficially owned by such Biotel Shareholder (the “Covered Shares”) for approval of the Merger Agreement and the transactions contemplated thereby and against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.  In addition, pursuant to the terms of the Voting Agreements, each Biotel Shareholder has granted the Company an irrevocable proxy to vote the Covered Shares with respect to the matters set forth in the Voting Agreement.  The Biotel Shareholders beneficially own an aggregate of approximately 22% of Biotel’s outstanding Common Stock.

The foregoing descriptions of the Merger Agreement, the Settlement Agreement and the Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are filed respectively as Exhibits 2.1, 99.1 and 99.2 hereto and incorporated by reference.  The Merger Agreement is included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company or the other parties thereto.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by Biotel to the Company  and vice versa in connection with the signing of the Merger Agreement.  Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Biotel rather than establishing matters as fact.  Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Biotel.

This material is not a substitute for the proxy statement Biotel will file with the Securities and Exchange Commission.  Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information.  The proxy statement and other documents, which will be filed by Biotel with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Biotel’s website at www.biotelinc.com.

Biotel Inc. and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Biotel’s shareholders in connection with the proposed transaction.  Investors may obtain a detailed list of names, affiliations and interests of Biotel’s participants in the solicitation of proxies of Biotel’s shareholders by reading the proxy statement when it becomes available.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Merger Agreement, dated as of November 5, 2010, among Biotel Inc., Garden Merger Sub, Inc. and CardioNet, Inc. *

99.1	Settlement Agreement, dated as of November 5, 2010, between Biotel Inc. and CardioNet, Inc.

99.2	Form of Voting Agreement, executed by the Company and the other signatories thereto on November 5, 2010.

*  The Company hereby agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

November 12, 2010	By:	/s/ Heather Getz

		Name:	Heather Getz, CPA
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement, dated as of November 5, 2010, among Biotel Inc., Garden Merger Sub, Inc. and CardioNet, Inc. *

99.1	Settlement Agreement, dated as of November 5, 2010, between Biotel Inc. and CardioNet, Inc.

99.2	Form of Voting Agreement, executed by the Company and the other signatories thereto on November 5, 2010.

*  The Company hereby agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon its request.